SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934

Date of Report (Date of earliest event reported) May 18, 2001


               SOUTH TEXAS DRILLING & EXPLORATION, INC.
        (Exact name of registrant as specified in its charter)


State of Texas                    2-70145             74-2088619
(State or other jurisdiction    (Commission          (IRS Employer
of incorporation)                File Number)         Identification No.)


9310 Broadway, Building 1
San Antonio, Texas                                    78217
(Address of principal executive offices)           (Zip Code)

    Registrant's telephone number, including area code   (210) 828-7689
______________________________________________________________________________

       (Former name or former address, if changed since last report.)



Item 1. Changes in Control of Registrant.

     On May 18, 2001, the Registrant issued 2,400,000 shares of the Registrant's Common Stock in a private transaction to WEDGE
Energy Services, L.L.C. ("WEDGE") at a purchase price of $3.77 per share.

     Prior to such issuance, WEDGE held 4,841,007 shares of the Registrant's Common Stock, which equaled 39.9% of the 12,145,921 shares of the Registrant's Common Stock then outstanding, or 32.0% of the Registrant's Common Stock outstanding assuming the exercise of all currently outstanding Options, Warrants or rights to convert Preferred Stock into Common Stock, but not assuming the conversion of the Debenture referred to in Item 5, below. After the issuance of the 2,400,000 shares described above, WEDGE holds an aggregate 7,241,007 shares of the Registrant's Common Stock, or 49.8% of the Registrant's Common Stock outstanding or 41.0% of the Registrant's Common Stock outstanding assuming the exercise of all currently outstanding Options, Warrants or rights to convert Preferred Stock into Common Stock.

     Under the terms of the agreement pursuant to which the shares of Common Stock were issued, the Registrant and its Board of Directors agreed to, among other matters, (i) support and cause to be placed on the ballot at each election of directors of the Registrant not less than one nominee designated by WEDGE so long as WEDGE holds at least 10% of the outstanding Common Stock of the Registrant and not less than two nominees designated by WEDGE so long as WEDGE holds at least 25% of the outstanding Common Stock of the Registrant, and (ii) contractual preemptive rights whereby WEDGE can acquire additional shares of Common Stock which may be issued by Registrant.

Item 5.  Other Events.

     On May 18, 2001, the Registrant retired its 4.86% Convertible Subordinated Debenture (the "Debenture") in the principal amount of $9,000,000.00 issued to WEDGE on March 30, 2001, as previously reported on Form 8-K dated March 30, 2001. The Debenture was not converted into Common Stock of the Registrant prior to its retirement, and any rights held by WEDGE under the Debenture were terminated.

Item 7.  Exhibits.

     Exhibit 4.1    Common Stock Purchase Agreement

     Exhibit 4.2    Registration Rights Agreement

                             SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 29, 2001          SOUTH TEXAS DRILLING & EXPLORATION, INC.
                             By:   /s/ Wm. Stacy Locke
                               Wm. Stacy Locke, President